Exhibit 99.2

Romano’s Macaroni Grill

Condensed Consolidated Financial Statements

December 26, 2012 and June 27, 2012

Romano’s Macaroni Grill

Index

December 26, 2012 and June 27, 2012

Page

Condensed Consolidated Financial Statements (Unaudited)

Condensed Consolidated Balance Sheets	1

Condensed Consolidated Statements of Operations	2

Condensed Consolidated Statements of Changes in Net Assets (Liabilities)	3

Condensed Consolidated Statements of Cash Flows	4

Notes to Condensed Consolidated Financial Statements	5–8

Romano’s Macaroni Grill

Condensed Consolidated Balance Sheets

December 26, 2012 and June 27, 2012

(in thousands)

	December 26, 2012	June 27, 2012
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$5,797	$7,105
Restricted cash	—	2,511
Accounts receivable, net of reserve of $53 and $131	3,490	5,186
Inventory	4,508	3,646
Prepaid expenses and other	4,162	4,116
Total current assets	17,957	22,564
Property and equipment, net	21,698	22,649
Intangible assets	8,435	8,510
Deposits and other	5,031	2,937
Total assets	$53,121	$56,660
Liabilities and Net Assets (Liabilities)
Current liabilities
Accounts payable	$15,955	$13,529
Accrued liabilities	26,650	25,036
Short-term debt	4,129	—
Total current liabilities	46,734	38,565
Unfavorable lease liability	1,244	1,518
Deferred rent	15,523	13,538
Total liabilities	63,501	53,621
Net assets (liabilities)	(10,380)	3,039
Total liabilities and net assets (liabilities)	$53,121	$56,660

The accompanying notes are an integral part of these condensed consolidated financial statements.

Romano’s Macaroni Grill

Condensed Consolidated Statement of Operations (Unaudited)

Six Months Ended December 26, 2012 and December 28, 2011

(in thousands)

	Six Months Ended
	December 26, 2012	December 28, 2011
Revenue
Restaurant sales	$182,111	$188,443
Royalties	1,760	2,867
Total revenue	183,871	191,310
Cost and expenses
Restaurant operating costs
Cost of sales	50,100	52,191
Labor	61,741	63,664
Rent expense	15,678	15,387
Other operating costs	57,862	53,781
General and administrative	11,911	10,573
Advisory fees, net	624	624
Depreciation and amortization	3,299	2,553
Total costs and expenses	201,215	198,773
Operating loss	(17,344)	(7,463)
Interest expense, net	(172)	(16)
Gain on insurance	1,348	1,956
Loss before income taxes	(16,168)	(5,523)
Income tax expense (benefit)	(2,645)	864
Net loss	$(13,523)	$(6,387)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Romano’s Macaroni Grill

Condensed Consolidated Statement of Changes in Net Assets (Liabilities) (Unaudited)

Six Months Ended December 26, 2012

(in thousands)

Balance at June 27, 2012	$3,039
Stock-based compensation	104
Net loss	(13,523)
Balance at December 26, 2012	$(10,380)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Romano’s Macaroni Grill

Condensed Consolidated Statement of Cash Flows (Unaudited)

Six Months Ended December 26, 2012 and December 28, 2011

(in thousands)

	Six Months Ended
	December 26, 2012	December 28, 2011
Cash flows from operating activities
Net loss	$(13,523)	$(6,387)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	3,299	2,553
Impairment charges	2,636	187
Stock-based compensation	104	119
Deferred income taxes	(1,963)	1,227
Changes in assets and liabilities
Accounts receivable	1,696	(700)
Inventories	(781)	(675)
Prepaid expenses and other	(46)	2,690
Deposits and other	(405)	(1,909)
Accounts payable	1,917	1,187
Accrued liabilities	1,614	(6,406)
Deferred rent	1,985	3,953
Net cash used in operating activities	(3,467)	(4,161)
Cash flows from investing activities
Purchase of restaurants	(941)	—
Payments for property and equipment	(3,540)	(4,452)
Decrease in restricted cash	2,511	539
Net cash used in investing activities	(1,970)	(3,913)
Cash flows from financing activities
Borrowings on line of credit	4,129	—
Net cash provided by financing activities	4,129	—
Net change in cash and cash equivalents	(1,308)	(8,074)
Cash and cash equivalents
Beginning of period	7,105	20,210
End of period	$5,797	$12,136

The accompanying notes are an integral part of these condensed consolidated financial statements.

Romano’s Macaroni Grill

Notes to Condensed Consolidated Financial Statements (Unaudited)

December 26, 2012 and June 27, 2012

1.                            Basis of Presentation

Nature of Operations

Romano’s Macaroni Grill (the “Business”) owns, operates and franchises a full service, casual dining restaurant brand under the name Romano’s Macaroni Grill. The restaurant operations are included in Mac Parent LLC (“Mac Parent”), a Delaware limited liability company, and its wholly owned subsidiaries.  At December 26, 2012, it operated 186 company-owned restaurants in the United States and franchised 24 restaurants.

On April 9, 2013, the Business was sold by Golden Gate Capital, management and other investors to Ignite Restaurant Group, Inc. (“Ignite”) for $60.8 million in an all-cash transaction. The transaction was organized such that Ignite purchased approximately 83% of Mac Parent by acquiring the stock of two holding entities (“Holding Entities”) formerly owned by Golden Gate Capital and management. The remaining approximately 17% of the partnership interest of Mac Parent was purchased directly from other investors.

Basis of Presentation

The financial statements of the Business include the accounts of the consolidated operations of Mac Parent and its subsidiaries, as well as 100% of the tax attributes of the Business. The tax attributes attributable to the 17% interest held by other investors were not acquired by Ignite; management has determined that this portion of the Business’s tax attributes are not material to these consolidated financial statements.  All intercompany accounts and transactions have been eliminated upon consolidation.

The Business has adopted a 52/53 week fiscal year ending on the last Wednesday in June.  Fiscal year 2012 which ended on June 27, 2012 contained 52 weeks.  Each of our quarters consists of 13 weeks, except for 53 week fiscal years for which the fourth quarter will be comprised of 14 weeks.

The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information.  Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments, including normal recurring accruals, considered necessary for a fair presentation have been included.  The accompanying unaudited consolidated financial statements should be read in conjunction with the Business’s audited annual financial statements for the fiscal year ended June 27, 2012 issued on June 24, 2013.  The results of operations for the interim period are not necessarily indicative of the results that may be expected for the full year.

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues, costs and expenses during the reporting period.  Actual results could differ significantly from those estimates.

2.                            Acquisition of Certain Franchised Units

On September 19, 2012, the Business acquired the assets and assumed certain liabilities of the restaurant operations of a certain franchisee that was operating four franchised units for $1.5 million.  Of the purchase price, $509 thousand was paid subsequent to December 26, 2012.  The

Romano’s Macaroni Grill

Notes to Condensed Consolidated Financial Statements (Unaudited)

December 26, 2012 and June 27, 2012

purchase price has been preliminary allocated to property and equipment.  The purchase price allocation has not been finalized due to the finalization of certain valuations.

3.                            Intangible Assets

Intangible assets consist of the following (in thousands):

	December 26, 2012	June 27, 2012

Definite Lived
Franchise agreements	$2,272	$2,272
Less: Accumulated amortization	(608)	(533)
	1,664	1,739
Indefinite Lived
Trade names and trademarks	5,149	5,149
Liquor licenses	1,622	1,622
	$8,435	$8,510

Amortization of franchise agreements is included in depreciation and amortization, and the amortization expense was $76 thousand and $76 thousand for the six months ended December 26, 2012 and December 28, 2011, respectively.

Romano’s Macaroni Grill

Notes to Condensed Consolidated Financial Statements (Unaudited)

December 26, 2012 and June 27, 2012

4.                            Debt

On July 31, 2012, the Business entered into a Credit Agreement with Cadence Bank, N.A.  The facility is for a principal amount of $10.0 million and has a term of three years.  The revolving credit facility is available to be used for working capital, other general corporate purposes and allows for a basket of $4.0 million in letters of credit.  Each Revolving Loan may be a Base Rate Loan or a Eurodollar Rate Loan.  Interest will be calculated on (i) each Eurodollar Rate Loans at a rate annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.  Base Rate means for any day a fluctuating rate per annum equal to the highest of a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Cadence Bank as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%.  “Applicable Rate” means, (i) for any Loan that is a Eurodollar Loan, four percent (4.00%), and (ii) for any Loan that is a Base Rate Loan, three percent (3.00%).  The Credit Agreement contains customary covenants and restrictions, including, but not limited to:  (1)  prohibitions on incurring additional indebtedness and from guaranteeing obligations of others; (2) prohibitions on creating, incurring, assuming or permitting to exist any lien on or with respect to any property or asset; (3) limitations on our ability to enter joint ventures, acquisitions, and other investments; (4) prohibitions on directly or indirectly creating or becoming liable with respect to certain contingent liabilities; and (5) restrictions on directly or indirectly declaring, ordering, paying, or making equity distributions.  The Credit Agreement also requires the Business to maintain certain financial covenants.  The Business’s obligations under the Credit Agreement are guaranteed by each of its existing and future subsidiaries and are secured by substantially all of its assets and pledge of the capital stock of its subsidiaries.  The Credit Agreement includes customary events of default.

In connection with this Credit Agreement, the Business replaced the cash secured letters of credit with debt secured letters of credit, thereby reducing the amount of restricted cash.

On April 9, 2013, the balance of the revolving credit facility was repaid in connection with the Business’s sale to Ignite.

5.                            Contingencies

The Business is engaged in ordinary and routine litigation incidental to its business, but management does not anticipate that any amounts that the Business may be required to pay by reason of such litigation, net of insurance reimbursements, will have a materially adverse effect on its financial position.

6.                            Income Taxes

The Business’s effective tax rate is generally less than the combined federal and state statutory rate primarily due to the tax benefit of FICA tax credits for employee reported tip income. The effective tax rate for the six months ended December 26, 2012 and December 28, 2011 was 16.4% and (15.6%), respectively. The increase in the effective tax rate is primarily due to the decrease in FICA tax credit and foreign tax credit partially offset by the increase in the valuation allowance.

7.                            Subsequent Events

The Business has performed an evaluation of subsequent events through June 25, 2013, which is the date the financial statements were available to be issued.

On April 9, 2013, the Business was sold to Ignite Restaurant Group, Inc. for an aggregate purchase price of approximately $60.8 million in an all-cash transaction, which reflects estimated working

Romano’s Macaroni Grill

Notes to Condensed Consolidated Financial Statements (Unaudited)

December 26, 2012 and June 27, 2012

capital and other pre-closing adjustments, from Golden Gate and certain of its affiliates that control Mac Parent. The aggregate purchase price includes repayment of the outstanding balance of the revolving credit facility on the date of closing.  The final purchase price remains subject to additional working capital and post-closing adjustments. The sale includes 186 company-owned and twelve franchised restaurants across 36 states and Puerto Rico, as well as twelve additional franchised units throughout nine foreign countries.